Capital World Bond Fund
September 30, 2016
Because the electronic format for filing Form N-SAR does not provide adequate space for responding to
Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2,
complete answers are as follows:
Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period
Share Class	Total Income Dividends (000's omitted)
Class A	$74,286
Class B	$75
Class C	$1,919
Class F-1	$9,419
Class F-2	$25,227
Total	$110,926
Class 529-A	$3,366
Class 529-B	$5
Class 529-C	$517
Class 529-E	$152
Class 529-F-1	$523
Class R-1	$66
Class R-2	$717
Class R-2E	$4
Class R-3	$1,303
Class R-4	$1,240
Class R-5	$2,329
Class R-5E*	$-
Class R-6	$31,476
Total	$41,698
Item 73 A1 and 73A2
Distributions per share for which record date passed during the period
Share Class	Dividends from Net Investment Income
Class A	$0.2300
Class B	$0.0703
Class C	$0.0931
Class F-1	$0.1408
Class F-2	$0.2908
Class 529-A	$0.2111
Class 529-B	$0.0534
Class 529-C	$0.0838
Class 529-E	$0.1782
Class 529-F-1	$0.2551
Class R-1	$0.1024
Class R-2	$0.0962
Class R-2E	$0.2077
Class R-3	$0.1733
Class R-4	$0.2408
Class R-5	$0.2997
Class R-5E	$0.2494
Class R-6	$0.3103
Item 74U1 and 74U2
Number of shares outstanding
Share Class	Shares Outstanding (000's omitted)
Class A	316,555
Class B	413
Class C	19,376
Class F-1	17,962
Class F-2	91,564
Total	445,870
Class 529-A	15,290
Class 529-B	45
Class 529-C	6,008
Class 529-E	827
Class 529-F-1	1,915
Class R-1	584
Class R-2	7,291
Class R-2E	60
Class R-3	7,387
Class R-4	5,745
Class R-5	3,836
Class R-5E	1
Class R-6	120,883
Total	169,872
Item 74V1 and 74V2
Net asset value per share (to nearest cent)
Share Class	Net Asset Value Per Share
Class A	$20.51
Class B	$20.34
Class C	$20.13
Class F-1	$20.46
Class F-2	$20.49
Class 529-A	$20.57
Class 529-B	$20.39
Class 529-C	$20.27
Class 529-E	$20.43
Class 529-F-1	$20.46
Class R-1	$20.27
Class R-2	$20.27
Class R-2E	$20.47
Class R-3	$20.47
Class R-4	$20.50
Class R-5	$20.54
Class R-5E	$20.50
Class R-6	$20.54
* Amount less than one thousand